EXHIBIT 10.80

JAZZ PHARMACEUTICALS, INC.

DIRECTORS DEFERRED COMPENSATION PLAN

APPROVED BY THE BOARD: MAY 1, 2007

AMENDED DECEMBER 16, 2008

ARTICLE I

DEFINITIONS

1.1 “Board” shall mean the Board of Directors of the Company.

1.2 “Change in Control” means any of the following: (a) the date that any one person or persons acting as a group acquires ownership of Company stock constituting more than fifty percent (50%) of the total fair market value or total voting power of the stock of the Company; (b) the date that any one person or persons acting as a group acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of the stock of the Company possessing fifty percent (50%) or more of the total voting power of the stock of the Company; (c) the date that a majority of members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board before the date of the appointment or election; or (d) the date that any one person or persons acting as a group acquires assets (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) from the Company that have a total gross fair market value equal to or more than eighty percent (80%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions. The determination of whether an event constitutes a Change of Control for purposes of this Plan shall be made in accordance with its definition under Section 409A of the Code and the regulations and other guidance thereunder, and shall not involve the exercise of any discretionary authority by the Board.

1.3 “Code” shall mean the Internal Revenue Code of 1986, as amended.

1.4 “Common Stock” shall mean the common stock of the Company.

1.5 “Company” means Jazz Pharmaceuticals, Inc., a Delaware corporation.

1.6 “Director” shall mean a member of the Board who is not an employee of the Company or any of its subsidiaries.

1.7 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

1.8 “Fees” shall mean amounts earned for serving as a member of the Board, including any committees of the Board.

1.9 “He”, “Him”, or “His” shall apply equally to male and female members of the Board.

1.

1.10 “Market Value Per Share” shall mean, for any given day, the price per share equal to (i) the last sale price of the Common Stock on the such day on the principal stock exchange on which the Common Stock may at the time be listed or, (ii) if there shall have been no sales on such exchange on such day, the average of the closing bid and asked prices of the Common Stock on such exchange on such day or, (iii) if there is no such bid and asked price on such day, the average of the closing bid and asked prices of the Common Stock on the next preceding date when such bid and asked price occurred or, (iv) if the Common Stock shall not be so listed, the closing sales price of the Common Stock as reported by NASDAQ on such day in the over-the-counter market.

1.11 “Plan” shall mean the Jazz Pharmaceuticals, Inc. Directors Deferred Compensation Plan for Directors, as it may be amended from time to time.

1.12 “Stock Account” shall mean the account created by the Company pursuant to Article III of this Plan in accordance with an election by a Director to receive stock compensation under Article II hereof.

1.13 “Year” shall mean a calendar year.

ARTICLE II

ELECTION TO DEFER

2.1 This Plan was effective May 31, 2007.

2.2 A Director may elect, on or before December 15 of any Year, to defer payment of all or a specified part of all Fees to be earned during the Year following the Year in which such election occurs and succeeding Years (until the Director ceases to be a Director or changes his election pursuant to Section 2.4 herein); provided, however, that with respect to the first Year in which a Director becomes eligible to participate in the Plan, the Director may make an initial election within thirty (30) days after the date the Director becomes so eligible to defer payment of all or a specified part of such Fees earned following the date on which such initial election is made during the remainder of such Year and for any succeeding Years.

2.3 The election to participate in the Plan and manner of payment shall be designated by submitting a letter in the form attached hereto as Appendix A to the Secretary of the Company.

2.4 The election shall continue from Year to Year and become irrevocable on December 15 of each Year, unless the Director changes or terminates it by written request delivered to the Secretary of the Company prior to December 15 of the Year preceding the commencement of the Year for which the changes or termination is first effective.

2.

ARTICLE III

DEFERRED COMPENSATION ACCOUNTS

3.1 The Company shall maintain separate memorandum accounts for the Fees deferred by each Director.

3.2 The Company shall credit, on the date Fees become payable, the Stock Account of each Director with a number of shares of Common Stock which is equal to the deferred portion of any Fee due the Director as to which an election to defer Fees into the Stock Account has been made, divided by the Market Value Per Share determined as of the date such Fees would otherwise have been paid.

3.3 The Company shall credit the Stock Account of each Director who has elected to receive deferred compensation in the form of Common Stock with the number of shares of Common Stock equal to any cash dividends (or the fair market value of dividends paid in property other than dividends payable in Common Stock) payable on the number of shares of Common Stock represented in each Director’s Stock Account, divided by the Market Value Per Share on the applicable dividend payment date. Dividends payable in Common Stock will be credited to each Director’s Stock Account in the form of the right to receive Common Stock. If adjustments are made to the outstanding shares Common Stock as a result of split-ups, recapitalizations, mergers, consolidations and the like, an appropriate adjustment also will be made in the number of shares of Common Stock credited to the Director’s Stock Account.

3.4 Common Stock shall be computed to three decimal places.

3.5 The right to receive Common Stock at a later date shall not entitle any person to rights of a stockholder with respect to such Common Stock unless and until shares of Common Stock have been issued to such person pursuant to Article IV hereof.

3.6 The Stock Account of a Director shall only be a bookkeeping account, and the Company shall not be required to acquire, reserve, segregate, or otherwise set aside shares of its Common Stock for the payment of its obligations under the Plan. The Company shall make available as and when required a sufficient number of shares of its Common Stock to meet the needs of the Plan.

3.7 Nothing contained herein shall be deemed to create a trust of any kind or any fiduciary relationship. To the extent that any person acquires a right to receive payments from the Company under the Plan, such right shall be no greater than the right of any unsecured general creditor of the Company.

ARTICLE IV

PAYMENT OF DEFERRED COMPENSATION

4.1 Subject to the other provisions of this Article IV, amounts credited to a Director’s Stock Account shall be distributed as the Director’s election (made pursuant to Paragraph 2.2 of Article II hereof) shall provide. Distributions in respect of the Director’s Stock Account shall be paid in Common Stock, and any such distributions shall begin on the tenth (10th) business day following the day on which a Director separates from service with the Board, or as soon thereafter as practical once the former Director has provided the necessary information for electronic deposit of the shares. Shares of Common Stock available for distribution shall be funded with shares reserved under the Company’s 2007 Non-Employee Directors Stock Option Plan.

3.

4.2 Each Director shall have the right to designate one or more beneficiaries to succeed to his right to receive payments hereunder in the event of his death. Each designated beneficiary shall receive payments in the same manner as the Director if he had lived. If no beneficiary is designated, the Director’s estate shall receive payments in the same manner as the Director if he had lived. No beneficiary designation shall be valid unless it is in writing, signed by the Director and filed with the Secretary of the Company.

4.3 In the event of a Change in Control, all amounts credited to each Director’s Stock Account shall be distributed on the tenth (10th) business day after the occurrence of such Change in Control.

ARTICLE V

ADMINISTRATION

5.1 The Company shall administer the Plan at its expense. All decisions made by the Company with respect to issues hereunder shall be final and binding on all parties.

5.2 Except to the extent required by law, the right of any Director or any beneficiary to any benefit or to any payment hereunder shall not be subject in any manner to attachment or other legal process for the debts of such Director or beneficiary; and any such benefit or payment shall not be subject to alienation, sale, transfer, assignment or encumbrance.

ARTICLE VI

AMENDMENT OF PLAN; GOVERNING LAW; SECTION 409A.

6.1 The Plan may be amended, suspended or terminated in whole or in part from time to time by the Board except that no amendment, suspension, or termination shall apply to the payment of any amounts previously credited to a Director’s Stock Account.

6.2 The Plan shall be governed by and construed and enforced in accordance with the laws of the State of Delaware, without regard to principles of conflict of law.

6.3 Notwithstanding any other provision of the Plan, this Plan is intended to comply with Section 409A and shall at all times be interpreted in accordance with such intent such that amounts credited to Directors’ accounts shall not be taxable to Directors until such amounts are paid to Directors in accordance with the terms of the Plan. In furtherance thereof, no payments may be accelerated under the Plan other than to the extent permitted under Section 409A of the Code (“Section 409A”). To the extent that any provision of the Plan violates Section 409A such that amounts would be taxable to a Director prior to payment or would otherwise subject a Director to a penalty tax under Section 409A, such provision shall be automatically reformed or stricken to preserve the intent hereof. To the extent that the Company determines that Directors may be given greater flexibility to modify or revoke deferral elections under the Plan in a manner consistent with Section 409A (based on future guidance promulgated by the Internal Revenue Service and the Treasury Department from time to time), the Company may (but shall not be obligated to) amend the Plan to provide for such greater flexibility.

4.

APPENDIX A – DEFFERAL ELECTION FORM

[Date]

Jazz Pharmaceuticals, Inc.

3180 Porter Drive

Palo Alto, CA 94304

Ladies and Gentlemen:

Pursuant to the Jazz Pharmaceuticals, Inc. Directors Deferred Compensation Plan, adopted on May 1, 2007 (the “Plan”), I hereby elect to defer receipt of all or a portion of my Director’s fees to which I may become entitled to receive in respect of 20__ and succeeding Years (unless and until I change my election for fees receivable in succeeding years pursuant to the terms of the Plan) in accordance with the percentages indicated below.

Initial Deferral Election. I hereby elect to have my director’s fees (and committee fees, if any) credited as follows (fill in appropriate percentages for options a and b below):

(a) _____% of the aggregate fees shall be credited to my Stock Account as provided for in the Plan; or

(b) _____% of the aggregate fees shall not be deferred, but shall be paid to me directly and promptly as they accrue.

Timing of Distributions. I understand that my Stock Account shall each become payable on the earlier to occur of the tenth (10th) business day following (i) the date of my separation from service with the Board and (ii) a Change in Control (as such term is defined in the Plan), or as soon thereafter as practical once I have provided the necessary electronic delivery information.

Manner of Distributions. Further, I elect to receive the payments pursuant to the Plan (check one desired method below):

(a)    If a distribution results due to my separation from service with the Board:

____ in one lump sum;

____ in (insert number) equal annual installments.

(b)    If a distribution results due to a Change in Control:

in one lump sum;

in (insert number) equal annual installments.

Very truly yours,

[Name]

5.

DESIGNATION OF BENEFICIARY

JAZZ PHARMACEUTICALS, INC.

DIRECTORS DEFERRED COMPENSATION PLAN

In the event of my death prior to receipt of all or any amount of the balance of my Stock Account so accumulated, I designate the following one or more individual(s):

as my beneficiary or beneficiaries to receive the funds so accumulated, but unpaid.

Signed this                  day of                         , 20        .

Signature

Print Name

Witnessed this                  day of                         , 20        .

Print Name of Witness

6.